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                                                                Exhibit 10.1

                     CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
                               18 D'Arblay Street
                             London WIV 3FP England


                                 January 1, 1997


Mr. Andrew Gaspar
President
Bukfenc Inc.
122 Salem Road
Roslyn, NY 11577

Dear Mr. Gaspar:

         In connection with the Services Agreement between Central European Media Enterprises Ltd. dated as of July 29, 1994, as extended by letter agreement dated October 23, 1996, this will reflect our agreement to amend
Section 1.1 of such Services Agreement.

         We agree that Section 1.1 of the Services Agreement shall be amended to read as follows:

                  "Section 1.1. The Corporation engages Bukfenc, and Bukfenc hereby accepts such engagement to act as the Corporation's Agent, to make available to the Corporation the services of its employee, Gaspar, to perform for the Corporation such functions as are designated by the Board of Directors of the Corporation and, in addition, to serve as an officer and/or director of subsidiaries of the Corporation. Gaspar's duties shall include assisting in the planning and implementation of financial strategies for the Corporation and its subsidiaries as well as the planning and the implementation of overall organizational strategies for the Corporation and its subsidiaries. The Corporation authorizes Bukfenc, for the Corporation's account and on its behalf, to perform any lawful act and do everything lawful and necessary or desirable in order for Bukfenc to perform under this Agreement.

         Please indicate your approval of this amendment by signing below and returning this letter to me.

                                      Sincerely,


                                      Leonard Fertig
                                      Chief Executive Officer

AGREED AND ACCEPTED:

BUKFENC INC.



Andrew Gaspar, President